EXHIBIT 99-1

Press Release

FOR IMMEDIATE RELEASE

GOLDFIELD ANNOUNCES STRONG 2006 RESULTS

MELBOURNE, Florida, March 29, 2007 - The Goldfield Corporation (AMEX: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today announced strong results for the twelve months ended December 31, 2006:

*	Revenue increased 21% to $47.5 million from $39.3 million in 2005.

*	Operating income rose to $4.3 million, up 9% from the like period of 2005.

*	Net income increased to $3.0 million ($0.12 per share) from $2.3 million ($0.09 per share) in 2005.

Goldfield’s improved 2006 revenue resulted from a $7.6 million increase in electrical construction revenue, which rose to $36.4 million from $28.8 million in 2005.  This increase was driven by the Company’s expansion into larger transmission construction projects.  The 2006 increases in operating income and net income were likewise driven by the results of the electrical construction segment.  The real estate development segment showed a 5% increase in revenue, to $11.1 million from $10.6 million in 2005 and a decrease in operating income to $2.6 million from $3.3 million in 2005, primarily due to the weak Florida condominium market.

Commenting on the 2006 results, John H. Sottile, Chairman, President and Chief Executive Officer of Goldfield, said, “Our electrical construction operations have continued their strong performance, with a year-to-year increase of 27% in revenue to $36.4 million from the same period last year, and 42% in operating income to $4.7 million.  Real estate operations remained profitable, although not at the same level as we achieved in 2005.”  Mr. Sottile further noted that, “as of December 31, 2006, our electrical construction backlog remains strong at $12.3 million, essentially the same at 2005 year-end.  Our real estate backlog has decreased to $4.1 million from $17.5 million at 2005 year-end due to only one project currently being under development versus two last year.  This backlog will carry us into 2007, and we expect approximately 100% of both the electrical construction backlog and the real estate backlog to be recognized as revenue during 2007, although the actual timing of revenue recognition may vary as the result of project delays and other factors.”

Revenues for the quarter ended December 31, 2006, decreased $1.3 million to $9.1 million from $10.4 million in the comparable prior-year quarter.  The net loss for the fourth quarter of 2006 was $34,000 (nil per share) compared to net income of $881,000 ($0.03 per share) in the comparable prior-year quarter.  The quarter-to-quarter decline in revenue and net income primarily resulted from significantly less hurricane related restoration work in 2006 compared to 2005.  In addition, our electrical construction operations experienced an unanticipated increase in costs during the fourth quarter of 2006 associated with a workforce reallocation on certain projects that was required for us to achieve a near term completion date.

-more-

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States.  The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities.  Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast.  For additional information, please visit http://www.goldfieldcorp.com.

Statements in this release are based on current expectations.  These statements are forward-looking, and actual results may differ materially.  For example, electrical construction projects are generally subject to cancellation and, in the real estate segment, there can be no assurance that settlements of condominiums subject to contracts for sale will occur or that construction will progress as expected.  For further details, see the company’s filings with the Securities and Exchange Commission.

For further information, please contact:
The Goldfield Corporation
Phone:  (321) 724-1700
Email:  investorrelations@goldfieldcorp.com

-Tables to Follow-

THE GOLDFIELD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

Revenue
Electrical construction	$5,827,401	$8,619,746	$36,409,551	$28,780,681
Real estate development	3,291,891	1,766,301	11,086,306	10,563,404

Total revenue	9,119,292	10,386,047	47,495,857	39,344,085

Costs and expenses
Electrical construction	5,324,406	6,367,732	29,097,182	22,990,605
Real estate development	2,221,319	1,130,107	7,557,537	6,364,280
Depreciation and amortization	700,752	556,796	2,535,347	2,360,656
Selling, general and administrative	1,133,130	775,284	4,016,653	3,603,091
Provision for doubtful accounts	—	—	—	23,542
Other (income) general expenses	(29,254)	13,123	(54,139)	25,351

Total costs and expenses	9,350,353	8,843,042	43,152,580	35,367,525

Total operating income	(231,061)	1,543,005	4,343,277	3,976,560

Other income (expenses), net
Interest income	95,251	27,288	237,461	104,642
Interest expense, net	(77,434)	(42,812)	(238,821)	(141,032)
Other	19,547	12,724	152,851	20,460

Total other income (expenses), net	37,364	(2,800)	151,491	(15,930)

Income (loss) from continuing operations before income taxes	(193,697)	1,540,205	4,494,768	3,960,630
Income taxes (benefit)	(66,627)	627,525	1,740,340	1,582,121

Income (loss) from continuing operations	(127,070)	912,680	2,754,428	2,378,509
Gain (loss) from discontinued operations, net of tax	93,001	(31,403)	241,638	(56,222)

Net income (loss)	$(34,069)	$881,277	$2,996,066	$2,322,287

Earnings per share of common stock - basic and diluted
Continuing operations	$—	$0.04	$0.11	$0.09

Discontinued operations	—	—	0.01	—

Net income	$—	$0.03	$0.12	$0.09

Weighted average common shares and equivalents used in the calculations of earnings per share
Basic	25,541,908	25,536,322	25,564,550	25,642,528

Diluted	25,541,908	25,563,929	25,564,550	25,677,518

THE GOLDFIELD CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,

	2006	2005

ASSETS
Current assets
Cash and cash equivalents	$6,801,600	$2,912,494
Restricted cash - discontinued operations	—	7,845
Accounts receivable and accrued billings, net	4,908,511	6,443,563
Contracts receivable	10,623,909	10,529,004
Remediation insurance receivable	329,888	—
Current portion of notes receivable	41,453	41,453
Construction inventory	216,989	—
Real estate inventories	801,411	—
Costs and estimated earnings in excess of billings on uncompleted contracts	2,358,738	1,247,367
Residential properties under construction	3,784,165	196,287
Prepaid expenses and other current assets	1,022,377	1,346,233

Total current assets	30,889,041	22,724,246
Property, buildings and equipment, at cost, net	9,465,378	8,094,829
Notes receivable, less current portion	407,409	468,639
Deferred charges and other assets	1,142,348	2,193,479

Total assets	$41,904,176	$33,481,193

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$5,359,893	$3,988,650
Billings in excess of costs and estimated earnings on uncompleted contracts	24,444	51,575
Notes payable to bank	8,663,768	5,866,664
Capital leases, due within one year	317,160	—
Federal and state income taxes payable	—	201,455
Current liabilities of discontinued operations	208,221	127,522

Total current liabilities	14,573,486	10,235,866
Deferred income taxes, noncurrent	861,400	845,400
Other accrued liabilities, noncurrent	20,821	—
Notes payable, less current portion	1,207,745	917,292
Capital leases, less current portion	894,976	—

Total liabilities	17,558,428	11,998,558

Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Retained earnings	4,390,875	1,394,809
Common stock in treasury, at cost	(1,308,187)	(1,175,234)

Total stockholders’ equity	24,345,748	21,482,635

Total liabilities and stockholders’ equity	$41,904,176	$33,481,193